EXHIBIT 12



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratios)


                                                                 Three Months Ended        Six Months Ended
                                                                       July 2, 2000            July 2, 2000
                                                                 ------------------        ----------------

EARNINGS:

Earnings before income taxes                                               $  118.6                $  206.0

Interest expense                                                               36.0                    71.1

Portion of rent expense representative of an interest factor                    6.9                    13.8
                                                                           --------                --------
Adjusted earnings before taxes and fixed charges                           $  161.5                $  290.9
                                                                           ========                ========

FIXED CHARGES:

Interest expense
                                                                           $   36.0                $   71.1
Portion of rent expense representative of an interest factor                    6.9                    13.8
                                                                           --------                --------
Total fixed charges                                                        $   42.9                $   84.9
                                                                           ========                ========
RATIO OF EARNINGS TO FIXED CHARGES                                             3.76                    3.43
                                                                           ========                ========